Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-219591

April 30, 2019

Northern Trust Corporation

Pricing Term Sheet

April 30, 2019

$500,000,000

3.15% Senior Notes due 2029

Issuer	Northern Trust Corporation

Security	3.15% Senior Notes due 2029

Expected Ratings*	A2 (Moody’s) / A+ (S&P) / AA- (Fitch)

Currency	USD

Principal Amount	$500,000,000

Maturity	May 3, 2029

Coupon	3.15%

Payment Frequency	Semi-Annually

Day Count Convention	30/360

Optional Redemption:	Redeemable in whole or in part, by the Issuer on or after 3 months prior to the maturity date at 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to the redemption date

Benchmark Treasury	2.625% US Treasury due February 15, 2029

Spread to Benchmark Treasury	65 bps

Benchmark Treasury Spot and Yield	100-31+; 2.511%

Price to Public	99.906% of principal amount

Proceeds (Before Expenses) to Issuer	$497,280,000 (99.456%)

Interest Payment Dates	November 3 and May 3 of each year, commencing November 3, 2019

Trade Date	April 30, 2019

Settlement Date	May 3, 2019 (T+3)

Denominations	$2,000 x $1,000

CUSIP / ISIN	665859AU8 / US665859AU89

Joint Book-Running Managers	Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Academy Securities, Inc. Loop Capital Markets LLC The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Morgan Stanley & Co. LLC at 1-866-718-1649, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, (iii) UBS Securities LLC at 1-888-827-7275, or (iv) Wells Fargo Securities, LLC at 1-800-645-3751.

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